Craig R. Callen

Ms. Lynn Krominga
Non Executive Chair

May 22, 2008

Mr. Paul Klaassen
CEO and Founder
Sunrise Senior Living
7902 Westport Drive
McLean, VA 22102

Dear Lynn and Paul,

My affiliation and support of Sunrise's mission and management preceded by many years my joining you as a member of the board of directors in 1999. During my tenure on the board, I have seen and participated in the tremendous growth of the company and its global impact .

Your team has grown, changed and adopted to meet multiple challenges in remaining the industry leader and driver of our society's commitment to allow seniors to age with dignity. I have also personally witnessed the quality of care provided to my loved ones by Sunrise.

Just as Sunrise has changed over time, so has my life. It is in the spirit of my own personal changes that as of today, I am resigning as chair of the compensation committee, member of the audit committee and member of the board of directors.

I shall, however, never resign from my friendships and the professional pride of affiliation with Sunrise Senior Living. I wish each of you and our nearly 50,000 team members continued success.

Sincerely,